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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30558, 333-46990 and 333-81243), pertaining to the 1992 Stock
Option Plan, the 1993 Non-Employee Directors' Equity Incentive Plan and the 2000 Employee Stock Purchase Plan, and in the Registration Statements on Form S-3 (Nos. 333-61866, 333-25661, 333-32159, 333-23085, 333-17501 and 333-03507) and
the related Prospectuses of our report dated February 12, 2002 (Except for Note 1, paragraph 4, and Note 17, as to which the date is March 15, 2002) with respect to the consolidated financial statements and schedule of Questcor Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

                                            /s/ Ernst & Young LLP



Palo Alto, California
March 15, 2002